EXHIBIT 99.1

5BARz International, Inc. Completes $2.7M Private Placement

Seattle, Washington – November 12, 2013 – 5BARz International Inc. (OTCBB: BARZ) (Berlin: O5B), a technology leader in the cellular network extender industry, announced today the completion of a private placement, resulting in net proceeds of (i) $2,721,390. The Company issued (i) 27,213,904 units, at a price of $0.10 per unit, with each unit comprised of one share of the common stock of the issuer and one share purchase warrant to acquire a second common share at a price of $0.30. The warrant is exercisable for a period of two years.

After more than five years of development, and approximately $13 million dollars of capital invested, the Company’s commercialized technology is being recognized as a solution to improve cellular connectivity. This recognition is facilitating a broad expansion of the Company’s opportunities in terms of market integration as well as attracting the capital resources necessary to continue executing the Company’s business strategy.

“This capital injection allows us to accelerate the completion and delivery of our second-generation device that is being designed to work on the frequency of a major global network carrier, with over 150 million mobile subscribers. We believe that this product will ultimately be adopted by network carriers around the world as the preferred solution in the industry. While our first-generation device, the Road Warrior, was a technology breakthrough in its own right and winner of a prestigious design and engineering award at the 2010 CES, our second-generation device will have features never seen before in our industry. We look forward to delivering this second-generation device for testing and qualification by our partners at the beginning of the new year,” said Daniel Bland, CEO of 5BARz.

There is an increasing need in the market for cellular network extenders as consumers clamor for improved cellular connectivity. 5BARz is uniquely positioned to lead this path, with a patented technology that incorporates the Network Protection Standard Requirements recommended in the recent FCC ruling, making the Company’s product both user and network friendly.

About 5BARz International Inc.

The 5BARz International Inc. business is focused upon the global commercialization of a patented product technology branded under the name 5BARz™. 5BARz™ is a cellular network infrastructure device for use in the small office, home or for when users are mobile. 5BARz™ incorporates a patented technology to create a highly engineered, single-piece, plug 'n play unit that strengthens weak cellular signals to deliver high quality signals for voice, data and video reception on cell phones and other cellular equipped devices. 5BARz™ represents a key solution for cellular network operators in providing clear, high quality signal for their subscribers with a growing need for high quality connectivity. 5BARz International Inc.'s shares are publicly traded on the OTCBB under the ticker symbol BARZ in the US and on the Berlin Stock Exchange (http://www.boerse-berlin.com) under symbol "O5B."

 On behalf of the Board of Directors

"Mr. Daniel Bland" CEO & Director

5BARz International Inc.

Legal Notice Regarding Forward-Looking Statements

The information contained in this release consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Such forward-looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, market acceptance, future capital requirements, and competition in general that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Investor Relations:

1-877-723-7255

Email: IR@5Barz.com

Media Contact:

Maria Mancuso

CVOX Group LLC

Tel: 305-573-4775

Email: maria@cvoxgroup.com

(i)	Figures updated from press release issued November 12, 2013 to reflect completion of additional subscriptions